Exhibit 99.1

Nelnet Third Quarter 2008 Business Update

November 12, 2008

2:00 p.m. CT

Operator: Good day everyone and welcome to Nelnet's third quarter 2008 conference call. Today's call is being recorded and broadcast live over the Internet.

At this time, for opening remarks and introductions, I would like to turn the conference over to Mr. Phil Morgan. Please go ahead.

Phil Morgan:     Thank  you, Dustin.   Good  afternoon   and  welcome  to  Nelnet's  2008   third   quarter   earnings conference call.

On today's call, Jeff Noordhoek, President, and Jim Kruger, Controller, will be making formal remarks, and Mike Dunlap, Chief Executive Officer, will be joining us for the Q&A session.

Please note that during the conference call, we may discuss predictions and expectations and may make other forward-looking statements. Actual results may differ from those discussed here based on a variety of factors. These factors are discussed in the Company's Form 10-K and other filings with the SEC. The Company does not intend to update any forward-looking statements made during the call.

During the course of the call, we will refer to our non-GAAP financial measure which the Company defines as base net income. A description of base net income and a reconciliation of GAAP net income to base net income is included in our third quarter 2008 supplemental earnings disclosure which is posted at our investor relations Web site at www.nelnetinvestors.com.

After Jeff and Jim have concluded their formal remarks, we will open up the call for questions.

Exhibit 99.1

Thank you and now, I will turn the call over to Jeff.

Jeffrey Noordhoek: Thanks, Phil and good afternoon everyone.

As Phil mentioned, joining me on the call is Jim Kruger, our Controller. Jim is filling in for Terry Heimes, who recently had surgery for a knee injury making him unavailable to join us on the call. One of the things we have worked on over the years is developing a strong bench in our associate base and as most of you know Jim works along side Terry in the preparation and analysis of the financial statements.

In short, we are quite pleased with our results for the third quarter. While operating in an unprecedented period of market disruption, our performance this year demonstrates the strong fundamentals of our company including our diversification in the fee-based businesses which has significant growth opportunities and operating margins.

On today's call, we plan to discuss three items that have impacted the operating results of the Company: strong revenue generated from our fee-based business and better-than-expected student loan spread, lower operating expenses, and an update on our liquidity.

Before I discuss our liquidity, Jim will address our operating results. Jim?

Jim Kruger: Thanks, Jeff. As Jeff indicated, we reported very strong earnings for the third quarter. Our earnings performance was driven by increased revenue from the fee-based businesses, better than anticipated core student loan spread and reduced operating expenses. Let us start by reviewing the higher level financial results.

Exhibit 99.1

Our GAAP net income for the quarter was $0.48 per share. Our base net income was $0.47 per share for the third quarter compared to $0.54 in the second quarter and $0.45 per share last year. We continue to be pleased with our revenue growth and significant operating margins from our fee-based businesses.

During the third quarter, our total fee-based revenue was $76.7 million, an increase of $4.6 million from last year. Our enrollment services, tuition payment plan, and campus commerce businesses continue to perform well. Total revenue for these businesses was $39.4 million, an increase of 27 percent from last year.

It is important to remember these businesses are not related to the federal student loan program and therefore have little legislative risk. Not only do we continue to focus on growing our fee-based revenues but also in making sure we allocate appropriate corporate overhead to our various business units for improved transparency and analysis.

Operating margins for fee-based businesses for the third quarter remain healthy at 20 percent and excluding the allocation of corporate overhead, the margin is 28 percent. We continue to focus on decreasing the operating cost related to corporate activities. Core student loan spread remained strong at 102 basis points for the quarter compared to 107 basis points during the second quarter.

The compression in spread was due to a reduction in fixed-rate floor income and the full impact of ABS transactions completed during the second quarter. Spread benefited in the third quarter due to the relationship between CP and LIBOR indices. We would expect the core student loan spread to remain relatively stable in a 90 to 100 basis point range in the fourth quarter and in the first quarter of 2009.

Exhibit 99.1

In October, we did see an unprecedented diversion in the CP-LIBOR spread when the world's major banks ceased lending to each other. However, because of the timing and limited duration of this event, it is not expected to have a significant impact on our fourth quarter results. However, our spread could be impacted if there was a prolonged spike or diversions in the CP-LIBOR indices.

Operating expenses for the quarter decreased more than $15 million or 13 percent compared with last year and $56 million or 16 percent year-to-date. The decreases would have been greater but operating expenses for the third quarter included $2.8 million of severance and retention costs related to strategic operating decisions.

There will be continued focus on operating efficiency throughout the enterprise with particular attention on information technology, operating systems, and loan origination and servicing platforms. Those are the highlights of our earnings for the quarter.

I will now turn the call over to Jeff to address our liquidity.

Jeffrey Noordhoek: Our short-term liquidity is primarily affected by two items: new loan originations and the mark-to-market provision included in our $2.1 billion-FFELP warehouse facility. We have originated more than $400 million of federal student loans this quarter. All new loan originations are being funded through the government's participation facility. In addition, we are encouraged that Congress extended Ensuring Continued Access to Student Loans Act for a second academic year.

In the spirit of this legislation, we are committed to making federal loans for all students attending all eligible schools through the 2009-2010 academic year. The main pressure that we are receiving on our liquidity is coming from the mark-to-market formula used to value the loans included in our FFELP warehouse facility.

Exhibit 99.1

This has resulted in significant equity contributions to support the federally guaranteed loans in this facility. This mark-to-market evaluation formula is mostly driven by current spread in the asset-backed securities market. As you know ABS spreads have continued to widen as these securities are liquidated in an unprecedented manner. Without an active market for these securities, we believe the mark-to-market formula is broken and unreasonable. As of today, the mark-to-market formula has required us to post $375 million as equity funding support including $165 million in October.

This level of equity support implies a value on the loans of approximately $0.83 on a dollar. This seems irrational given these loans are guaranteed by the federal government, are variable-rate assets, and can be pledged by the banks to the federal reserve at a 90 percent advance rate.

Another example of the irrational amount of equity support to these assets is the fact there are thousands of banks in America that could own that loans on their balance sheet and earn a return on equity in excess of 25 percent. We have utilized our $750 million unsecured line of credit to fund equity advances and have $51 million available for future use on this facility.

In addition, as of last week, we had over $100 million in cash, approximately $90 million of unencumbered private loan assets and approximately $80 million of our own unencumbered subordinated bonds. To reduce our exposure for the mark-to-market advance rate provisions including the warehouse facility, we have signed a letter of agreement engaging Bank of America Securities to arrange an amendment of certain of our credit facilities including but not limited to an amendment to place a floor on evaluation of collateral in our FFELP warehouse conduit for which Bank of America acts as administrative agent.

Bank of America Securities has commenced the amendment process, and together with us, is seeking approval of our lenders of the proposed amendment of such credit facilities on mutually agreeable terms. In addition, the Department of Education has announced a new funding facility for government-guaranteed student loans awarded after October 1, 2003. We believe approximately $900 million of loans in our warehouse will be eligible for this program.

Exhibit 99.1

We are also encouraged by Secretary Paulson's remarks today in which he said, "With the Federal Reserve, we are exploring development of a potential liquidity facility for highly-rated AAA asset-backed securities. We are looking at ways to possibly use the TARP to encourage private investors to come back to this troubled market, by providing them access to federal financing while protecting the taxpayers' investment. Addressing the needs of the securitization sector will help get lending going again, helping consumers and supporting the U.S. economy." He also indicated the goal for the program is to increase the supply of consumer credit including student loans.

We believe this type of program would reduce ABS spreads and improve the mark-to-market evaluation in our warehouse facility. Finally, we continue to look at various alternatives to remove loans from the warehouse including other financing arrangements and/or selling loans.

We are encouraged by these recent events and announcements and believe they have the potential to alleviate the liquidity pressure the Company is facing related to the mark-to-market provisions in our FFELP warehouse facility. With that, I would like to now open the call for your questions.

Operator: Thank you, sir. The Q&A session will be conducted electronically. At this time if you do have a question, you may signal by pressing star one on your touchtone phone. If you are using a speakerphone today, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one for questions.

We will take our first question from Sameer Gokhale with KBW.

Exhibit 99.1

Sameer Gokhale: Hi, thank you and good afternoon. I guess my first question is, it would be helpful to get a sense for what kind of discussions you have been having with B of A or the other lenders in your warehouse facility. I mean, clearly, you pointed out the low credit risk associated with these loans and it does not seem rational for these loans to be valued at $0.83 on the dollar. You know have put it point blank to the lenders saying you have gotten TARP funding from the federal government? If you are not going to lend against these loans, what other loans are you going to lend against? I mean it would be helpful to get a sense for how those discussions are going and what pushback you might be getting from your warehouse lenders?

Jeffrey Noordhoek: Sure. It is Jeff. We have engaged Bank of America and we have addressed all the issues around what we believe is the irrationality on the mark. I would tell you that in general, almost all the banks agreed that it is irrational in a given market. So, we are in the process of negotiating with them as a whole to alleviate that and we will give you a further update as we go through the process but right now, we are right in the middle of it.

Sameer Gokhale: OK thank you. And then the other question I had was, you know Moody has recently downgraded your debt because of concerns over liquidity, now if and when the DOE's plan to fund all their loans is finalized and that would free up, say a third of the cash and equity trapped in your warehouse for the support you are providing, would that result in an upgrade of your debt or how will the rating agencies perceive that? Have you had those discussions with them?

Jeffrey Noordhoek: Well, to start, obviously, we disagree with the Moody's ratings action. That said, you are correct with the government program. There would be a significant reduction in the warehouse line and significant freeing of capital and so, we are and will be continuing to make those same arguments to the rating agencies and I cannot tell you how it is going to turn out but we obviously believe strongly on those arguments that you just laid out.

Exhibit 99.1

Sameer Gokhale: OK and then actually, I just had one last question which was, on a different topic, looking at your lender partner originations, I think they were up year-over-year and if I recall correctly, there was some timing issue between Q2 and Q3 but it would seem, at least from what we are hearing that, you know other banks are less interested in making FFELP loans, so, should we be expecting to see the lender partner originations decrease over time or how should we think about that?

Jeffrey Noordhoek: We see our primary originations in the future coming through our own channels. We have seen decreases in the lender partners channel. That said, we saw some timing differences where we accelerate some purchases in the last quarter and that is how we see it on a go forward basis.

Sameer Gokhale: OK, thank you.

Operator: And just a reminder if you do have a question at this time, you may signal by pressing star one on your touchtone phone. Star one for questions; we will go next to Matt Snowling with FBR Capital Markets.

Matt Snowling: Yes. Hi, guys. How are you doing?

Jeffrey Noordhoek: Good, Matt.

Matt Snowling: Great. Just maybe a follow-up on the last question, with the announcement of the TARP in the new conduit, you know should that not return the market to a more rational pricing level in terms of the mark-to-markets?

Jeffrey Noordhoek: I mean the short answer is, we absolutely believe it should. You know we have to wait to see what happens in the market, but we believe it should.

Exhibit 99.1

Matt Snowling: Yes. I know it is a little irrational out there, but if they are buying loans through the conduit at, you know somewhere around par, one would believe that would return the market almost immediately, right?

Jeffrey Noordhoek: We will wait and see but we are very hopeful.

Matt Snowling: Yes. OK. Can you give us any specifics in terms of the announced conduit in terms of, will they be buying loans at par, or probably more importantly, do you have any sense as to, you know what level that kind of conduit could issue commercial paper at?

Jeffrey Noordhoek: Sure. Well, generally, let me give you an update on where that is. So, the government has announced that it will provide liquidity support to the conduit. It has essentially delegated the creation of that conduit over to the student loan industry, which is great news because obviously, ourselves and our competitors are highly motivated to get that up and running and in place in a workable manner. So, we expect something near a 100 percent or par advance rate. We do not know what the exact number is, they have not released it yet, but we expect something close to par.

Matt Snowling: And will there be a fee paid to the government to sponsor the conduit?

Jeffrey Noordhoek: We have not seen any details on that yet, if there is going to be a fee.

Matt Snowling: Yes. All right, I guess we will wait and see. Thanks.

Operator: We’ll go next to Moshe Orenbuch with Credit Suisse.

Exhibit 99.1

Moshe Orenbuch: Yes. And Jeff, I am just wondering if you could kind of look out a little while, kind of think about what, you know what is the prospect post these government programs, how does the FFELP program look whenever the government decides to end this, or do you think that they can sustain this over, you know kind of intermediate term beyond 2009?

Jeffrey Noordhoek: It is a great question. Let me tell you how we see it which is, right now, we have got funding for new loan originations for the 2009-2010 season that has been passed through Congress and has been approved by the Department of Education on what they are going to do. That handles all new loan originations.

We also have this funding facility that is coming up in place to handle all the Stafford and PLUS loans that have been originated since 2003 that are trapped out there. So, that is great news in creating liquidity.

So, ultimately, what does that mean? And that what we believe is that two programs operating makes sense in today's environment and since they were, you know the FFELP industry is providing $50-plus billion dollars annually of new loans to the student market and so, it is highly needed.

I would also tell you as it relates to all this that throughout time in the FFELP program, so, over the last 30-plus years, the industry has always had a government backstop in place in case the capital markets disrupted. Up until recent times, that backstop was Sallie Mae which was a GSC. That GSC then funded and borrowed from the federal financing bank to fund the rest of the industry if there was disruption and that had happened every time...there was always backstop.

This is the first capital market disruptions, or large capital market disruptions we have seen since the GSC status went away. So, once again, the government had to step in to provide liquidity like it always has in this market since the beginning of the FFELP program. So, again, to summarize, we expect the two programs to compete from everything we are hearing on a go forward basis.

Exhibit 99.1

Moshe Orenbuch: All right, just to follow up on that. You know the interesting thing about that observation is that when that was happening, you know Sallie Mae was funding cheaply and even more recently, you and Sallie Mae were funding cheaply and so, you were cost competitive with the direct program. You know as you kind of look out two years from now, it will be harder to make that statement, I guess. Right?

Mike Dunlap: This is Mike Dunlap. The other thing that you need take a look at is how much debt does the government want to put on their balance sheet if there is a way to have a public-private partnership to keep some of that debt off of the federal balance sheet, we think this is a great program that can do that. And if you look at the number of loans that are being originated over the next 10 years, it’d be a trillion dollars of guaranteed student loans and if there is a way for that to not show up on the government's balance sheet, we think that is another real valuable argument more so now than ever given all the other things that are going on to add to the federal deficit.

Moshe Orenbuch: I got you. Thanks.

Operator: And gentleman, we have no further questions in the queue. I would like to turn things back to Mr. Noordhoek for any additional or closing comments.

Jeffrey Noordhoek: In closing, it is important to remember the fundamentals of our business remain strong. Approximately 90 percent of our portfolio is financed to term for the life of the loan at rates which will create a significant and valuable cash flow stream for the Company of $1.4 billion.

Exhibit 99.1

We have capital liquidity for new loan originations through the government's participation and put programs and see opportunities for growth in the loan generation area. We have maintained the value of our service and delivery platforms while reducing our operating costs in excess of $56 million for the first nine months of the year. We have developed a broad diversified offering of fee-based businesses with significant growth opportunities and operating margins and we have a strong capital base with which to create long-term value for our shareholders.

We are encouraged by recent events and announcements that can improve our liquidity concerns related to the mark-to-market provisions included in our FFELP warehouse facility. Thank you all very much for your participation in the call this afternoon. Have a great day.

Operator: Good. That concludes today's conference call. Again, we would like to thank you for your participation and you may disconnect at this time.

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